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                                                                   EXHIBIT 99.11

     ALL INDEBTEDNESS EVIDENCED BY THIS THIRD AMENDED AND RESTATED SUBORDINATED PROMISSORY NOTE IS SUBORDINATED TO OTHER INDEBTEDNESS PURSUANT TO, AND TO THE EXTENT PROVIDED IN, AND IS OTHERWISE SUBJECT TO THE TERMS OF, THE SECOND AMENDED AND RESTATED SUBORDINATION AGREEMENT DATED AS OF JANUARY 20, 1999, AS THE SAME MAY BE AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, BY AND AMONG MALIBU ENTERTAINMENT WORLDWIDE, INC., AS BORROWER, MEI HOLDINGS, L.P., AS SUBORDINATED LENDER, AND FOOTHILL CAPITAL CORPORATION, AS SENIOR LENDER.

     NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREUNDER, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.


                           THIRD AMENDED AND RESTATED
                    SUBORDINATED CONVERTIBLE PROMISSORY NOTE


$65,000,000                                                        Dallas, Texas
                                                                January 20, 1999


         FOR VALUE RECEIVED, the undersigned, Malibu Entertainment Worldwide, Inc., a Georgia corporation ("Maker"), promises to pay to the order of MEI Holdings, L.P., a Delaware limited partnership (together with any subsequent holder of this Note, "Holder"), at its offices located at 2200 Ross Avenue, Suite 4200 West, Dallas, Texas 75201, or at such other address or to such account as Holder may from time to time designate in writing, the unpaid principal sum of all advances made by Holder to Maker from time to time in an aggregate principal amount of up to Sixty-Five Million United States Dollars ($65,000,000), together with interest thereon from the date hereof on the unpaid principal balance at the rate and otherwise as herein provided. Unless otherwise specified by Holder in writing, all payments on this Note shall be made in lawful money of the United States of America and in immediately available funds.

         Interest shall accrue on the unpaid principal balance of this Note at the rate of ten percent (10%) per annum. Accrued but unpaid interest shall be compounded annually. Interest on the unpaid principal balance of this Note shall be computed on the actual number of days elapsed, and a year of 360 days.

         The unpaid principal amount of this Note and all accrued and unpaid interest thereon shall become due and payable, and shall be paid on, August 31, 2001 (the "Maturity Date"). Maker may, at its option and upon ten (10) Business Days' prior written notice from Maker to Holder, prepay in whole or in part the outstanding principal balance of this Note without payment of any premium or penalty.






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         Holder shall maintain an account or accounts evidencing the indebtedness of Maker to Holder resulting from each advance made by Holder, including the amount of principal and interest payable and paid to Holder from time to time hereunder. The entries made in such account or accounts shall be prima facie evidence of the existence and the amounts of the obligations recorded therein, provided that any failure of Holder to maintain such account or accounts or any error therein shall not in any manner affect the obligation of Maker to repay the advances made by Holder to Maker in accordance with the terms of this Note.

         Maker agrees and acknowledges that Holder has no commitment of any kind to advance funds to Maker and that all advances previously made by Holder to Maker and all advances, if any, that may be made by Holder to Maker in the future have been made and will be made at the sole and absolute discretion of Holder.

         Maker shall use the proceeds of the loan evidenced by this Note solely to fund its working capital requirements and to repay indebtedness of the Maker the proceeds of which were used by Maker solely to fund its working capital requirements.

         If Maker fails to make any payment of principal, accrued and unpaid interest or any other amount due hereunder on any due date therefor, whether at stated maturity or otherwise, the unpaid amount shall bear interest until paid at the rate per annum equal to the lesser of eighteen percent (18%) per annum and the maximum rate of interest permitted by applicable law (the "Maximum Amount"). Interest at the Default Rate, to the extent not paid, shall be added to the Debt. Maker shall also pay to Holder, in addition to the amount due, all reasonable costs and expenses incurred by Holder in collecting or enforcing, or attempting to collect or enforce, this Note, including without limitation court costs and reasonable attorneys' fees and expenses (including reasonable attorneys' fees and expenses on any appeal by either Maker or Holder and in any bankruptcy proceeding).

         The whole of the principal sum of this Note, together with all interest accrued and unpaid thereon and all other sums due hereunder and under any other instruments or documents representing, evidencing, securing and/or relating to or executed in connection with this Note (the "Loan Documents"), or any portion thereof, shall without notice become immediately due and payable at the option of Holder if any payment required in this Note or any other Loan Document is not paid on the date on which it is due (after giving effect to any applicable grace periods), or upon the happening of any other event of default under any other Loan Document.

         With respect to the amounts due pursuant to this Note, Maker waives demand, presentment, protest, notice of dishonor, notice of nonpayment, suit against any party, diligence in collection of this Note, and all other requirements necessary to enforce this Note.

         In no event shall any amount deemed to constitute interest due or payable hereunder exceed the Maximum Amount, and in the event such payment is inadvertently made by Maker or inadvertently received by Holder, then such sum shall be credited as a payment of principal or other amounts (other than interest) outstanding hereunder, and, if in excess of the outstanding amount of principal or other amounts outstanding hereunder, shall be immediately returned to Maker upon such determination. It is the express intent hereof that Maker not pay and Holder not receive, directly or indirectly, interest in excess of the Maximum Amount.

         That certain Agreement Regarding Right to Convert Promissory Notes of even date herewith by and between Maker and Holder grants Holder the right at any time to convert the outstanding balance of principal, interest and other charges due or accrued under this Note (including any extensions of the term hereof) into Series H Preferred Stock of Maker.




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         In addition, at any time during the term of this Note (including any extensions of the term hereof) prior to such conversion, Holder may, by written notice to Maker, convert this Note into one or more subordinated convertible notes (the "Convertible SubNotes") having terms that the Investment Banker (as defined below) advises Maker and Holder (which advice will be in the form of a written term sheet but need not be given in the form of a formal opinion) would be required to ensure that the proceeds to Holder of an immediate sale of the Convertible SubNote would be sufficient to repay the sum of (i) the then-outstanding principal and interest on this Note and (ii) all third party costs incurred by the Maker and the Holder in an assumed secondary public offering by Holder of the Convertible SubNote, including without limitation any SEC or other filing fees, printing expenses, underwriting discounts and fees and other fees and expenses (including attorneys' and accountants' fees and expenses). Within 20 calendar days of Maker's receipt of the foregoing notice, Merrill Lynch, Pierce Fenner & Smith Incorporated ("ML") or, if such firm is unwilling or unable to serve, another nationally recognized investment banking firm will be selected by Holder and the members of the Board of Directors of Maker not affiliated with Holder or employed by Maker (ML or such other firm, the "Investment Banker"). In its engagement of the Investment Banker, Maker will obtain the Investment Banker's agreement to render such advise as promptly as is practicable. If Holder is advised by legal counsel that shareholder approval of the issuance of the Convertible SubNote or the issuance of Common Stock upon conversion of the Convertible SubNote is required by law or stock exchange rule, Maker will seek shareholder approval of the issuance of the Convertible SubNotes at the earlier of the next annual or special meeting of shareholders after the date hereof. The Convertible SubNote and any Shares issued to the holder thereof upon conversion of the Convertible SubNote will be "Registrable Securities" under the Registration Rights Agreement, dated as of August 28, 1996, by and between Maker and Holder. Maker will be responsible for all of its and Holder's fees and expenses (including the Investment Banker's and any attorneys' fees and expenses) in connection with the execution and delivery of the amendment and reinstatement of this Note and any other matters contemplated by this Note.

         Holder shall not by any act, delay, omission, or otherwise be deemed to have modified, amended, waived, extended, discharged, or terminated any of its rights or remedies, and no modification, amendment, waiver, extension, discharge, or termination of any kind shall be valid unless in writing and signed by Holder. All rights and remedies of Holder under the terms of this Note and applicable statutes or rules of law shall be cumulative, and may be exercised successively or concurrently. Maker agrees that there are no defenses, equities, or setoffs with respect to the obligations set forth herein, and to the extent any such defenses, equities, or setoffs may exist, the same are hereby expressly released, forgiven, waived, and forever discharged. The obligations of Maker hereunder shall be binding upon and enforceable against Maker and its successors and assigns and shall inure to the benefit of Holder and its successors and assigns.

         Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

         This Note was negotiated in Texas, and made by Holder and accepted by Maker in the State of Texas, which State the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby, and in all respects, including without limitation matters of construction, validity, and performance, this Note and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of Texas and any applicable law of the United States of America. To the fullest extent permitted by law, Maker hereby unconditionally and irrevocably waives any claim to assert that the laws of any other jurisdiction govern this Note.





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         MAKER, TO THE FULLEST EXTENT THAT IT MAY LAWFULLY DO SO, WAIVES TRIAL
BY JURY IN ANY ACTION OR PROCEEDING, INCLUDING WITHOUT LIMITATION ANY TORT ACTION, BROUGHT WITH RESPECT TO THIS NOTE. HOLDER MAY FILE A COPY OF THIS WAIVER WITH ANY COURT AS WRITTEN EVIDENCE OF MAKER'S KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT TO IRREVOCABLY WAIVE ITS RIGHTS TO TRIAL BY JURY, AND ITS AGREEMENT THAT, TO THE FULLEST EXTENT LAWFULLY PERMISSIBLE, ANY DISPUTE OR CONTROVERSY WHATSOEVER BETWEEN MAKER AND HOLDER SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

         Maker may not assign this Note or any of its rights or obligations hereunder, nor delegate the same, without the prior written consent of Holder (which consent may be given or withheld in the sole discretion of Holder). Holder may assign this Note or any of its rights or obligations hereunder, and/or delegate the same, without prior consent of or notice to Maker.

         This Note amends and restates the Second Amended and Restated Subordinated Promissory Note dated March 27, 1998, from Maker payable to the order of Holder in the principal sum of $65,000,000, and is being issued in replacement of and is substitution for such promissory note.


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         IN WITNESS WHEREOF, Maker has caused this Note to be duly executed on its behalf as of the day and year first above written.

                                      MALIBU ENTERTAINMENT WORLDWIDE, INC.



                                      By:   /s/ Richard N. Beckert
                                            -----------------------------------
                                                Richard N. Beckert
                                                Chief Executive Officer